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                                                                   EXHIBIT 99.1

NEWS BULLETIN FROM

[COVANSYS LOGO]



FOR FURTHER INFORMATION

INVESTORS:                              MEDIA:
James S. Trouba                         Michelle Jones
Tel: (248) 848-8896                     Tel: (248) 848-2269
jtrouba@covansys.com                    mjones@covansys.com


                       COVANSYS NAMES COMPANY FOUNDER AND
                  CO-CHAIRMAN RAJ VATTIKUTI AS PRESIDENT & CEO

    VATTIKUTI'S UNPARALLELED INDUSTRY KNOWLEDGE AND CLIENT SERVICE EXPERTISE
           WILL BUILD ON MARTIN CLAGUE'S SUCCESS AND DRIVE COVANSYS'
                        FUTURE GROWTH AND PROFITABILITY

FARMINGTON HILLS, MICH. (AUGUST 27, 2004) -- Covansys Corporation (Nasdaq:
CVNS), a global consulting and technology services company, today announced that Raj Vattikuti, the founder and co-chairman of Covansys, has been appointed by the company's board of directors to the position of president and chief executive officer effective September 1, 2004. Martin C. Clague, who has served as president and chief executive officer since 2002, is leaving the company to pursue other interests.

John Stanley, an independent director of Covansys, stated, "We appreciate the many contributions that Marty has made to Covansys during his tenure here and wish him all the best in his future endeavors. Going forward, our board of directors believes that Raj is the natural choice to lead Covansys, particularly in light of the many new opportunities that our relationship with Fidelity Information Services, Inc. ("FIS") is creating for us. Since founding Covansys nearly 20 years ago, Raj pioneered the global delivery model and helped our clients realize the value of offshore outsourcing long before it became a mainstream business practice. Raj has been intimately involved with nearly every aspect of Covansys' operations throughout the company's history and we are confident that his unparalleled industry knowledge and client service expertise will enable him to seamlessly assume the role of president and CEO."

Mr. Vattikuti said, "We expect the next few years to be crucial for Covansys, and I am delighted to be returning to an active leadership position at such an exciting time. Under Marty's guidance, we made important strides in strengthening both our infrastructure and our delivery capabilities, and I extend my personal appreciation to him for his solid stewardship of the company over the past 33 months. I am confident that our efforts to
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enhance the services we provide to our existing clients while strengthening our presence in the financial services vertical will help drive improved financial results across our business lines. We expect the expansion of our offshore talent base and our strength in modernizing legacy systems, in particular, to become increasingly important competitive differentiators for us. Covansys is well-positioned for success, and I look forward to cementing our company's reputation as a leading global technology services provider under my leadership."

Mr. Vattikuti, 53, founded Covansys, which was originally called Complete Business Solutions, Inc., in 1985 with just five employees. Mr. Vattikuti served as president and chief executive officer through June of 2000 and has been a co-chairman of Covansys' board of directors since that time.

Prior to founding Covansys, Mr. Vattikuti served as director of Management Information Systems for Yurika Foods Corporation. Earlier in his career, he held the position of an MIS project leader for Chrysler Corporation. Mr. Vattikuti holds a Bachelor of Science degree in Electrical Engineering from the College of Engineering, Guindy (India) and a Master of Science degree in Electrical and Computer Engineering from Wayne State University. Mr. Vattikuti also holds an honorary doctorate in Business Administration from Bryant College.

ABOUT COVANSYS CORPORATION
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. A leader in the public sector market, Covansys is also known for application maintenance and development outsourcing in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with over 5100 employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R). Covansys was named one of the leading IT companies for state and local governments in 2002 and 2003 by Washington Technology magazine, and one of the top 500 solution providers in 2002 and 2003 by VARBusiness magazine. Visit our web site: www.covansys.com.

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SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include actions by governmental or regulatory agencies, general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the SEC.